Exhibit 99.6

[__], 2021

Dear Coliseum Acquisition Sponsor LLC,

This letter agreement sets forth the terms of the agreement between Coliseum Acquisition Sponsor LLC, a Delaware limited liability company (the “Company”), and certain investment funds and/or managed accounts managed by or affiliated with [__] (collectively, “Subscriber”). The Company is the sponsor of Coliseum Acquisition Corp., a Cayman Islands exempted company (the “SPAC”), which is a blank check company formed for the purpose of acquiring one or more businesses or entities (a “Business Combination”), which intends to register its securities under the Securities Act of 1933, as amended (the “Securities Act”), in connection with its initial public offering (“IPO”).

Sponsor Investment and Indication of Interest

Subscriber (i) commits to purchase limited liability company interests (the “Interests”) of the Company for a purchase price of $[__] and (ii) hereby expresses an interest to purchase a number of units of the SPAC, each unit consisting of one Class A ordinary share and one-third of one redeemable warrant (with each whole warrant exercisable to purchase one Class A ordinary share of the SPAC), that are sold to the public in the IPO equal to [__]% of the number of such units sold in the IPO (calculated based on the number of shares outstanding if the underwriter exercises its overallotment option in full) (the “Purchased Public Units”). In conjunction with such purchase of Interests, the Amended and Restated Limited Liability Company Operating Agreement of the Company (the “Operating Agreement”) will reflect the allocation to Subscriber of (a) [__] Class B ordinary shares of the SPAC (“Founder Shares”) and (b) [__] private placement warrants (“Private Placement Warrants”), in each case, held by the Company and to be purchased by the Company at the time of the IPO. Notwithstanding the foregoing, other than solely as a result of the underwriters in the IPO allocating to Subscriber less than [__]% of the units sold in the IPO, in the event Subscriber purchases a number of Purchased Public Units less than [__]% of the units sold in the IPO (in each case calculated based on the number of shares outstanding if the underwriter exercises its overallotment option in full) then the (i) the Subscriber shall forfeit a pro rata portion of its Interests in the Company (such that if Subscriber fails to purchase any Purchased Public Units, it shall forfeit all of its Interests), (ii) a pro rata portion of the allocation of Founder Shares [and Private Placement Warrants] to Subscriber set forth in the preceding sentence shall also be forfeited (such that each allocation shall be reduced to zero (0) if Subscriber fails to purchase any Purchased Public Units) and (iii) the Company shall promptly refund a pro rata portion of any purchase price for the Interests previously funded by Subscriber to the Company (such that the entire purchase price shall be refunded to Subscriber if Subscriber fails to purchase any Purchased Public Units).

Subscriber will fund the purchase price of the Interests to the Company at least one business day prior to the date the SPAC is expected to price its securities for sale to the public (provided that the Company provides Subscriber with reasonable advanced notice of such expected pricing date). The Founder Shares do not participate in the trust fund (“Trust Fund”) established by the SPAC for the benefit of its public shareholders as described in the registration statement filed in connection with the IPO (“Registration Statement”), and in the event the SPAC does not consummate an initial Business Combination, the Founder Shares [and the Private Placement Warrants] will expire worthless. The Company will retain voting and dispositive power over Subscriber’s Founder Shares [and Private Placement Warrants] until the consummation of the Business Combination, following which time the Company will distribute such Founder Shares [and Private Placement Warrants] to Subscriber (subject to applicable lock-up restrictions, as described below or that are agreed to by the Company pursuant to the terms of the Business Combination). If the SPAC does not consummate the IPO, any portion of the aggregate purchase price for the Interests already funded will be returned to Subscriber, without interest.

Subscriber agrees that, in consideration of the subscription for Interests as contemplated hereby, it does not have any right, title, interest or claim of any kind in or to any monies of the Trust Fund (“Claim”) and hereby waives any Claim it may have in the future against the Company and the SPAC and will not seek recourse against the Trust Fund for any reason whatsoever. Notwithstanding the foregoing, Subscriber may participate in liquidation distributions with respect to any units or ordinary shares of the SPAC purchased directly by Subscriber in the IPO or in the open market.

The Founder Shares [and Private Placement Warrants] allocated to the Interests will be identical to the Class A ordinary shares [and warrants] included in the units to be sold to the public by the SPAC in the IPO, except that:

•	the Company has agreed to vote the Founder Shares in favor of any proposed Business Combination;

•

all Founder Shares [and Private Placement Warrants (and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants)] will be subject to the lock-up periods set forth in the Registration Statement, which lock-up periods may extend beyond the distribution by the Company to Subscriber of its Founder Shares and Private Placement Warrants following the consummation of the Business Combination;

•

the Founder Shares [and Private Placement Warrants (and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants)] will be subject to customary registration rights, as described in the Registration Statement;

•	Subscriber will not participate in any liquidation distribution with respect to the Founder Shares (but will participate in liquidation distributions with respect to any units or Class A ordinary shares of the SPAC purchased directly by Subscriber in the IPO or in the open market) if the SPAC fails to consummate a Business Combination; and

•	the Founder Shares [and Private Placement Warrants] will include any additional terms or restrictions as are customary in other similarly structured blank check company offerings or as may be reasonably required by the underwriters in the IPO in order to consummate the IPO, each of which will be set forth in the Registration Statement.

Subscriber agrees and acknowledges that its allocation[s] of Founder Shares [is // and Private Placement Warrants are] subject to the terms of the Operating Agreement; however, the number of Founder Shares [and Private Placement Warrants] allocated to Subscriber shall (i) not be reduced in connection with a Business Combination, (ii) with respect to any earn outs or deferrals of Founder Shares [or Private Placement Warrants] agreed to in connection with a Business Combination, not exceed a $12.00 per share threshold for release or issuance, as applicable, and such terms shall not apply to more than [__] Founder Shares allocated to Subscriber, and (iii) be pari passu with the Company in respect of all other material terms related to the Business Combination.

Subscriber acknowledges and agrees that it will execute agreements in form and substance for transactions of this nature necessary to effectuate the foregoing agreements and obligations prior to the consummation of the IPO as are reasonably acceptable to Subscriber, including but not limited to (i) a registration rights agreement and (ii) the Operating Agreement.

Subscriber hereby represents and warrants that, as applicable:

(a)	it has been advised that the Interests[, // and] Founder Shares [and Private Placement Warrants] have not been registered under the Securities Act;

(b)	it is acquiring the Interests[, // and the] Founder Shares [and Private Placement Warrants] represented thereby for its own account for investment purposes only;

(c)

it has no present intention of selling or otherwise disposing of Interests or the Founder Shares [or Private Placement Warrants] represented thereby in violation of the securities laws of the United States;

(d)	it acknowledges that the Company represents and warrants that the Interests (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws;

(e)	it is (x) a qualified institutional buyer (as defined in Rule 144A of the Securities Act of 1933 as amended (the “Securities Act”)), or (y) an accredited investor (as defined in Rule 501 of the Securities Act);

(f)	it has, if required to do so, completed an IRS Form W-9 or Form W-8BEN (or similar form), as applicable;

(g)	it has had both the opportunity to ask questions and receive answers from the officers and directors of the Company and the SPAC and all persons acting on its behalf concerning the terms and conditions of the offer made hereunder;

(h)	it is familiar with the proposed business, management, financial condition and affairs of the Company and the SPAC;

(i)	it has full power, authority and legal capacity to execute and deliver this letter and any documents contemplated herein or needed to consummate the transactions contemplated in this letter; and

(j)	this letter constitutes its respective legal, valid and binding obligation, and is enforceable against it.

A true and correct copy of the Operating Agreement is attached as Exhibit A hereto. The Operating Agreement has been duly adopted by the Company and there have been no resolutions approved by the Company to alter the Operating Agreement.

By executing this letter agreement, effective upon the issuance of the Interests (subject to the forfeiture provisions set forth herein), Subscriber agrees to be bound by, and to comply with, all of the terms and conditions of the Operating Agreement, as a member in the same manner as if Subscriber were an original signatory to the Operating Agreement. Subscriber (i) agrees that its signature page hereto shall constitute a counterpart signature page to the Operating Agreement and (ii) acknowledges that pursuant to the Operating Agreement, prior to, or at the time of, the SPAC’s initial business combination, in order to facilitate the initial business combination, the manager(s) of the Sponsor have the authority to cause the Sponsor to forfeit or transfer Founder Shares [and Private Placement Warrants], including for no consideration, as well as to subject the Founder Shares to earn-outs or other restrictions, or amend the terms under which the Founder Shares [and Private Placement Warrants] were issued or any restrictions or other provisions relating to the Founder Shares [and Private Placement Warrants] set forth in the instruments establishing the same (including voting in favor of any such amendment) or enter into any other arrangements with respect to the Founder Shares [and Private Placement Warrants], and that the manager(s) of the Sponsor are authorized to effectuate such forfeitures, transfers, earn-outs, restrictions, amendments or arrangements (collectively, “Changes”) in such amounts and pursuant to such terms as such manager(s) determines in the sole and absolute discretion of such manager(s) for any reason, and as a result of any such Changes, the number, and terms and conditions applicable to, the Founder Shares [and Private Placement Warrants] underlying the Interests shall be correspondingly reduced or changed, subject to the limitations set forth in this letter agreement.

Subscriber (i) may exercise its right to redeem any ordinary shares included in the Purchased Public Units or acquired in the open market at the time of a Business Combination and (ii) shall be entitled to any liquidating distributions from the Trust Fund with respect to any ordinary shares included in the Purchased Public Units or acquired in the open market if the SPAC fails to complete a Business Combination.

Right of First Refusal

Subscriber shall have a right to invest up to [__]% of the aggregate capital to be raised in any private placement transaction by the SPAC in connection with the SPAC’s initial Business Combination on economic terms no less favorable to Subscriber than those received by the providers of the remaining private placement capital. This right of first refusal shall terminate and be of no further force and effect upon the earliest of (i) Subscriber entering into a binding agreement to invest in the private placement, (ii) Subscriber rejecting an offer from the SPAC in writing, or if Subscriber fails to timely accept or reject such an offer from the SPAC after receiving no less than five business days’ written notice of such investment opportunity, or (iii) the closing of the SPAC’s initial Business Combination if a private placement transaction was not part of such Business Combination.

Termination

This letter agreement and Subscriber’s admission as a member to the Company will be null and void ab initio, and the Company shall promptly return or cause to be returned to Subscriber all funds remitted to the Company, without interest thereon or deduction therefrom, at the option of Subscriber (i) in the event the IPO does not occur by July 31, 2021, or (ii) if there is a material change to the terms of the IPO as set forth in the draft registration statement on Form S-1 provided to Subscriber on the date hereof.

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Very truly yours,

[SUBSCRIBER]

By:
Name:
Title:

Accepted and Agreed:

Coliseum Acquisition Sponsor LLC

By:
Name: Daniel Haimovic
Title: Managing Member

Coliseum Acquisition Corp. (only with respect to the right of first refusal)

By:
Name: Daniel Haimovic
Title: Co-Chief Executive Officer